EXHIBIT 99.1

AMERICAN MORTGAGE ACCEPTANCE COMPANY

REPORTS THIRD QUARTER FINANCIAL RESULTS

NEW YORK, NY – November 1, 2004 – American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced financial results for its third quarter ended September 30, 2004.

“Through the growth in AMAC’s portfolio and the expansion of the Company’s product focus, AMAC had very steady results for the third quarter,” said Stuart J. Boesky, President and Chief Executive Officer of AMAC. “As we move towards the end of the year, we are excited about further developing our pipeline and continuing to execute our business plan to generate consistent returns.”

Financial Highlights

AMAC reported total revenues of approximately $4.2 million for the three months ended September 30, 2004, which represented an increase of approximately 16.7% as compared to revenues of approximately $3.6 million for the three months ended September 30, 2003.

For the three months ended September 30, 2004, AMAC earned net income of approximately $3.2 million, representing an increase of approximately 17.0% as compared to net income of approximately $2.8 million for the three months ended September 30, 2003. On a per share basis (basic and diluted), net income was $0.39 for the three months ended September 30, 2004, representing an increase of approximately 18.2% as compared to $0.33 for the three months ended September 30, 2003.

Funds from Operations (“FFO”) for the three months ended September 30, 2004, was approximately $3.3 million, or $0.40 on a per share basis (basic and diluted). During the three months ended September 30, 2003, FFO was equal to net income, as AMAC did not record depreciation expense for any of its real estate owned.

AMAC’s present quarterly dividend on an annualized basis is $1.60 per share, representing an approximate 9.9% yield on the $16.16 per share closing price on October 29, 2004. The third quarter per share dividend to common shareholders of $0.40 represents a payout ratio of 100% of FFO for the quarter.

Third Quarter Portfolio Investment Activity

During September 2004, AMAC provided a $4.6 million floating-rate mezzanine loan for the acquisition and renovation of The Pines Apartments, a 312-unit multifamily apartment complex located in Las Vegas, Nevada. The loan is for a term of three years and includes an optional one-year extension. The interest rate is indexed to the 30-day London Interbank Offered Rate (“LIBOR”) plus 875 basis points. The Company received a loan origination fee of 1% in connection with this loan.

Also during September 2004, the Company provided a $2.0 million fixed-rate mezzanine loan for the acquisition of The Plaza at Sawmill Place, a 195,000 square-foot shopping center located in Columbus, Ohio. The loan, which has a term of ten years with a 30-year amortization, bears interest at a rate of 13.5% per year. The shopping center is currently 100% leased and features nationally recognized tenants such as Circuit City, Blockbuster, Starbucks, and LensCrafters.

Also during September 2004, AMAC purchased two Fannie Mae DUS certificates with an aggregate face amount of approximately $7.1 million. The Fannie Mae DUS certificates are secured by properties in California and Louisiana and were purchased at a weighted average yield of 5.68% to AMAC.

Management Conference Call

Management will conduct a conference call at 11:00 a.m. Eastern Time today to review the Company’s third quarter financial results for the period ended September 30, 2004. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 361-0912. For interested individuals unable to join the conference call, a replay of the call will be available through Friday, November 5, 2004, at (888) 203-1112 (Passcode 888888) or on our website, www.americanmortgageco.com, through Monday, November 15, 2004.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the AMAC website at www.americanmortgageco.com.

About the Company

AMAC is a real estate investment trust that specializes in commercial real estate finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In thousands, except per share amounts)

	September 30, 2004	December 31, 2003
	(Unaudited)
Financial Position
Total assets	$325,745	$327,107

Repurchase facilities payable	$144,605	$149,529

Warehouse facility payable	$22,817	$34,935

Mortgage payable on real estate owned	$15,993	$15,993

Line of credit - due to related party	$15,361	$—

Total liabilities	$204,170	$206,212

Total shareholders’ equity	$121,575	$120,895

	Three Months Ended September 30,
	2004	2003
	(Unaudited)
Operations
Total revenues	$4,155	$3,559

Total expenses	2,339	1,434

Income before other income	1,816	2,125

Total other income	1,433	651

Net income	$3,249	$2,776

Net income per share (basic and diluted)	$0.39	$0.33

Weighted average shares outstanding
Basic	8,336	8,338

Diluted	8,336	8,347

Funds from Operations (“FFO”)(1), as calculated in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition, for the three months ended September 30, 2004(2), is summarized in the following table:

Three Months Ended September 30,
2004
Net income	$3,249
Add back: Depreciation of real property	59

FFO	$3,308

Cash flows from:
Operating activities	$3,765

Investing activities	$3,113

Financing activities	$3,101

Weighted average shares outstanding
Basic and diluted	8,336

FFO per Share	$0.40

(1)	FFO represents net income or loss (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, excluding depreciation and amortization related to real property and including funds from operations for unconsolidated joint ventures calculated on the same basis. AMAC calculates FFO in accordance with the NAREIT definition. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance, and, along with cash flows from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures, and to fund other cash needs.
(2)	In the third quarter of 2003, FFO was equal to net income, as AMAC did not record depreciation expense for any of its real estate owned.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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